Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-101601, No. 333-135960 and No. 333-153120 on Form S-8 of CTI Group (Holdings) Inc. and its subsidiaries of our report dated March 28, 2014 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Indianapolis, Indiana
March 28, 2014